SCHEDULE 14A INFORMATION

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PerkinElmer, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting

and

Proxy Statement 2002

PerkinElmer, Inc.

Corporate Offices
45 William Street
Wellesley, Massachusetts 02481

NOTICE OF ANNUAL MEETING
PROXY STATEMENT
Votes Required
ITEM NO. 1
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTING THE NINE NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.
INFORMATION RELATIVE TO THE BOARD OF DIRECTORS AND CERTAIN OF ITS COMMITTEES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
Comparison of Five-Year Cumulative Total Return* PerkinElmer, Inc. Common Stock, S&P Composite-500 and S&P Technology-500 Indices
TOTAL RETURN TO SHAREHOLDERS REINVESTED DIVIDENDS
Summary Compensation Table (1)
PENSION PLANS
PENSION PLAN TABLE(1)(2) ANNUAL ESTIMATED BENEFITS PROVIDED BY THE COMBINED PERKINELMER, INC. EMPLOYEES RETIREMENT PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values(1)
CERTAIN TRANSACTIONS
OTHER MATTERS
SELECTION OF AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR 2003 MEETING

NOTICE OF ANNUAL MEETING

To the Stockholders of PerkinElmer, Inc.:

      The Annual Meeting of the Stockholders of PerkinElmer, Inc. (the “Meeting”), will be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts, on Tuesday, April 23, 2002, at 10:30 a.m., to consider and act upon the following:

1.	A proposal to elect nine nominees for Director for terms of one year each; and

2.	Such other matters as may properly come before the Meeting or any adjournment thereof.

      The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

      The Board of Directors has fixed the close of business on February 22, 2002 as the record date for the determination of stockholders entitled to receive this notice and to vote at the Meeting.

      All stockholders are cordially invited to attend the Meeting.

By Order of the Board of Directors

TERRANCE L. CARLSON, Clerk

April 1, 2002

RETURN ENCLOSED PROXY CARD

Whether or not you expect to attend this Meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Mellon Investor Services, Proxy Processing, P.O. Box 3805, South Hackensack, NJ 07606-9505.

PROXY STATEMENT

      This Proxy Statement has been prepared to provide the stockholders of PerkinElmer, Inc. with information pertaining to the matters to be voted on at the PerkinElmer, Inc. Annual Meeting of Stockholders to be held on Tuesday, April 23, 2002 at 10:30 a.m., at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts, and at any adjournment of that Meeting. The date of this Proxy Statement is April 1, 2002, the approximate date on which the Proxy Statement and form of Proxy were first sent or given to stockholders. PerkinElmer, Inc. is sometimes referred to in this Proxy Statement as “PerkinElmer” or the “Company.” PerkinElmer, Inc. Common Stock, $1 par value per share (the only outstanding PerkinElmer security with voting rights), is referred to as the “Common Stock.”

      This proxy is solicited on behalf of the Board of Directors of PerkinElmer.     You are requested to sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the Meeting by filing written notice with the Clerk of PerkinElmer, by signing and delivering a new proxy card bearing a later date, or by attending the meeting to cast your vote in person. It is important to sign and return your proxy card. It helps to establish a quorum so that the Meeting may be held, and permits your votes to be cast in accordance with your directions.

      The expenses connected with soliciting proxies will be borne by PerkinElmer. The Company expects to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. The Company has engaged Georgeson Shareholder Communications, Inc. (“Georgeson”) of New York, New York to assist in soliciting proxies from brokers, nominees, fiduciaries, and custodians and has agreed to pay Georgeson $7,500 and out-of-pocket expenses for such efforts. In addition to the use of the mails, certain Directors, officers, and employees of the Company may solicit proxies in person or by use of other communications media.

      The stock transfer books of PerkinElmer will not be closed; however, the Board of Directors has fixed the close of business on February 22, 2002, as the record date for determining the stockholders entitled to receive notice of and to vote their shares at the Meeting. On the record date, there were 125,752,011 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock carries the right to cast one vote, with no cumulative voting. The presence at the Meeting, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding on the record date constitutes a quorum.

      The proposal being presented for stockholder action is set forth on your proxy card and is discussed in detail on the following pages. Shares over which you maintain voting power and which are represented by proxy will be voted at the Meeting in accordance with your instructions indicated on the enclosed proxy card.

      The proposal is to elect nine Directors for terms of one year each. You may grant or withhold authority to vote your shares to elect all nine nominees by marking the appropriate box on the proxy card. Should you desire to withhold authority to vote for one or more nominees, please identify the exceptions in the appropriate space provided on the proxy card. Your shares will be voted as you indicate. If you sign and return your proxy card and make no indication on the proxy card concerning this item, your shares will be voted “For” electing all nine nominees named in this Proxy Statement.

      Management does not anticipate a vote on any other proposal at the Meeting. If, however, another proposal is properly brought before the Meeting, your shares will be voted in accordance with the discretion of the named proxies.

      PerkinElmer’s Annual Report to Stockholders for 2001 has been mailed to its stockholders or is enclosed herewith. It is not part of this Proxy Statement or incorporated herein by reference.

Votes Required

      The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of each of the nine Directors.

      A majority in interest of all Common Stock issued, outstanding and entitled to vote at the Meeting constitutes a quorum. Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal. Shares that are withheld or that abstain from voting, and shares held in “street name” by brokers or nominees which indicate that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”), will not be counted as votes in favor of that matter, and will also not be counted as shares voting on that matter. Accordingly, shares withheld or abstaining and broker non-votes will have no effect on voting on the proposal to elect Directors as described in this Proxy Statement.

ITEM NO. 1

ELECTION OF DIRECTORS

      The Restated Articles of Organization and By-Laws of PerkinElmer provide that the stockholders or the Board of Directors shall fix the number of Directors at not fewer than three nor more than thirteen. There are currently eleven Directors of the Company, all of whose terms expire at this year’s Annual Meeting. Messrs. Hansen and Keane have indicated they will be retiring from the Board at the expiration of their current terms. The Board of Directors has voted to fix the number of directors at nine effective upon the election of Directors at this year’s Annual Meeting. The Restated Articles of Organization and By-Laws provide that at each Annual Meeting of Stockholders, the successors of the Directors shall be elected for a one-year term.

      The Board of Directors has nominated the following persons for election as Directors for one-year terms expiring at the Annual Meeting in 2003. All nine nominees are currently Directors of the Company.

Tamara J. Erickson	Gabriel Schmergel
Nicholas A. Lopardo	Kenton J. Sicchitano
Alexis P. Michas	Gregory L. Summe
Michael C. Ruettgers	G. Robert Tod
Dr. Vicki L. Sato

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ELECTING THE NINE NOMINEES NAMED ABOVE
FOR TERMS OF ONE YEAR EACH.

      It is intended that the shares represented by proxies will be voted for the election of the nine nominees (unless one or more of the nominees is unwilling or unable to serve) for terms of one year each, unless a contrary instruction is indicated on the proxy cards. The Board of Directors knows of no reason why any nominee should be unable or unwilling to serve, but if such should be the case, the persons named as proxies on the proxy cards may vote for the election of a substitute. In no event will shares represented by proxies be voted for more than nine nominees. To apprise you of the qualifications of the Directors, we are including information concerning the nominees.

      TAMARA J. ERICKSON: Age 47; Principal Occupation: Management consultant specializing in corporate strategy and technology management. Chief Executive Officer of the Global Consulting division of The Concours Group, and Director for The Concours Group. Director of PerkinElmer since 1995. Member of the Audit, Corporate Governance and Compensation and Benefits Committees of the Board of Directors.

      Ms. Erickson is the co-author of the book, Third Generation R&D: Managing the Link to Corporate Strategy, published in 1991. She joined The Concours Group, a management consulting firm, in November 1998. Prior to joining The Concours Group, Ms. Erickson worked as an independent consultant specializing in corporate strategy and technology management from October 1997 to October 1998. She served as head of U.S. consulting for P.A. Consulting Group, a management and technology consulting company, from May 1996 to September 1997. From 1995 to April 1996, Ms. Erickson was a Senior Vice President of Arthur D. Little, Inc., a consulting company with which she had been associated since 1978. From 1991 to 1995, Ms. Erickson served as a Managing Director of the firm’s management consulting business in North America, including strategy and organization, information systems, and operations management consulting services. Ms. Erickson holds a Bachelor of Arts degree in Biological Sciences from the University of Chicago and a Master of Business Administration degree from Harvard Business School.

      NICHOLAS A. LOPARDO: Age 55; Principal Occupation: Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in North Reading, Massachusetts. Director of PerkinElmer since 1996. Chairman of the Audit Committee and a Member of the Compensation and Benefits and Corporate Governance Committees of the Board of Directors.

      Mr. Lopardo has been the chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisers, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 30 years of experience in the pension industry, having served in a variety of roles with Equitable related to pension marketing, client relationships, and pension investment advisory services. He is a 1968 graduate of Susquehanna University with a Bachelor of Science degree in marketing and management and since 1992 has served as a member of the Board of Directors of the University, becoming Chairman of that Board in 2000. He is also Chairman of the Advisory Board of the Weiss School of Business at Susquehanna University and Chairman of the Board of the Landmark School, a premier secondary school for dyslexic students. Mr. Lopardo is also a board member of the Massachusetts Turnpike Authority, Boston Stock Exchange, Boston Partners in Education, and the Hockey Humanitarian Foundation. He is an Advisory Board member of the Salvation Army, a Director of Team Harmony Foundation and a member of the Investment Committee of USA Hockey, Inc.

      ALEXIS P. MICHAS: Age 44; Principal Occupation: Managing Partner and a Director of Stonington Partners, Inc., a private investment firm, and the Managing Partner and a Director of Stonington Partners, Inc. II. Director of PerkinElmer since November 2001.

      Mr. Michas has been the Managing Partner and a Director of Stonington Partners, Inc. since 1993, and he is also the Managing Partner and a Director of Stonington Partners, Inc. II. From 1989 to May 2001, he

was a Director of Merrill Lynch Capital Partners, Inc. (“MLCP”), a private investment firm that is a wholly owned subsidiary of Merrill Lynch & Co., Inc., and was a consultant to MLCP from 1994 until June 2001. He was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received his Bachelor’s degree from Harvard College and a Master of Business Administration from Harvard Business School. Mr. Michas also is a Director of BorgWarner Inc., Goss Holdings, Inc., the parent corporation of Goss Graphic Systems, Inc., HK Systems, Inc. and Lincoln Technical Institute, Inc.

      MICHAEL C. RUETTGERS: Age 59; Principal Occupation: Executive Chairman of EMC Corporation, a company based in Hopkinton, Massachusetts, specializing in information storage and retrieval. Director of PerkinElmer since 1997. Chairman of the Nominating Committee and a Member of the Audit Committee of the Board of Directors.

      Mr. Ruettgers became Executive Chairman of EMC Corporation in January 2001. Mr. Ruettgers had been Chief Executive Officer of EMC Corporation since 1992, and from 1989 to 1991 held the positions of President and Chief Operating Officer. He joined EMC in 1988 as Executive Vice President of Operations and Customer Service. Before joining EMC Corporation, Mr. Ruettgers spent 13 years with Raytheon Company, where he played a key role in the Patriot Missile program, and in 1981 he joined Boston-based Keane, Inc., a software development company, as a Senior Vice President. Following his work with Keane, Inc., Mr. Ruettgers became Chief Operating Officer of Technology Financial Services, where he advised companies such as IBM, AT&T and the regional Bell operating companies. In May 1999, Babson College recognized Mr. Ruettgers for being an “information age visionary” and presented him with the honorary degree of Doctor of Laws. Mr. Ruettgers holds a Bachelor of Science degree from Idaho State University and a Master of Business Administration degree from Harvard Business School. He is also a Director of Commonwealth Energy Systems and Raytheon Company.

      DR. VICKI L. SATO: Age 53; Principal Occupation: President of Vertex Pharmaceuticals, Inc., a company based in Cambridge, Massachusetts, specializing in drug development. Director of PerkinElmer since October 2001.

      Dr. Sato was appointed President of Vertex Pharmaceuticals in December 2000, after serving eight years as the company’s Chief Scientific Officer and Chair of the Scientific Advisory Board. Prior to joining Vertex Pharmaceuticals in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a Member of the Scientific Advisory Board. Since 1993 Dr. Sato has served on the Board of Tutors, Department of Biochemistry and Molecular Biology at Harvard University, and was also an Associate Professor in the Department of Biology at Harvard from 1980 to 1983. Dr. Sato received her Bachelors, Masters and Doctoral degrees from Harvard University. Dr. Sato serves as a Trustee of the Boston Museum of Science and is also the author of numerous professional publications and holds several issued or pending patents.

      GABRIEL SCHMERGEL: Age 61; Principal Occupation: Retired Chief Executive Officer and President of Genetics Institute, Inc. Director of PerkinElmer since 1999. Member of the Audit and Nominating Committees of the Board of Directors.

      Mr. Schmergel received a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School, where he was named a Baker Scholar. Mr. Schmergel joined Genetics Research Institute, Inc. as President and CEO in 1981. Under his leadership, Genetics Institute became a fully integrated biopharmaceutical company with a portfolio of drugs for hemophilia, anemia, and cancer. Genetics Institute was acquired by American Home Products in 1996, and Mr. Schmergel retired as President and Chief Executive Officer in January 1997. Mr. Schmergel was recognized with an honorary Doctorate of Engineering Degree from Worcester Polytechnic Institute in 1988, and in 1994 was elected to the National Academy of Engineering for his leadership in biotechnology. From 1992 to 1998, he was a member of the Visiting Committee of Harvard Business School. He also spent five years on the Board of Governors of the New England Medical Center. Currently, Mr. Schmergel serves the Board of Overseers for the Tufts Veterinary School, and the Board of Trustees of

the Boston Ballet. Mr. Schmergel is also Chairman of the Board of Syntonix Pharmaceuticals, a privately-held development stage biotechnology company.

      KENTON J. SICCHITANO: Age 57; Principal Occupation: Retired Global Managing Partner, PricewaterhouseCoopers LLP. Director of PerkinElmer since 2001. Member of the Audit and Compensation and Benefits Committees of the Board of Directors.

      Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, Board of Directors, Harvard Alumni Association, Board of Directors and Chair of Finance Committee, New England Deaconess Hospital and Board of Directors, New England Aquarium.

      GREGORY L. SUMME: Age 45; Principal Occupation: Chairman, Chief Executive Officer and President of PerkinElmer. Director of PerkinElmer since 1998. Chairman of the Executive Committee and a Member of the Corporate Governance Committee of the Board of Directors.

      Mr. Summe was named Chief Executive Officer of PerkinElmer effective January 1, 1999 and Chairman effective April 27, 1999. He was appointed President and Chief Operating Officer of PerkinElmer and elected to the Company’s Board of Directors in February 1998. Prior to joining PerkinElmer, Mr. Summe held three positions with AlliedSignal, Inc. (now Honeywell International): President of the Automotive Products Group in 1997, President of Aerospace Engines (1995 to 1997) and President of General Aviation Avionics (1993 to 1995). Prior to joining AlliedSignal, he was the general manager of commercial motors at General Electric (1992 to 1993) and a partner at McKinsey & Co., Inc. (1983 to 1992). Mr. Summe is a Director of State Street Bank and Trust Company and TRW Inc. Mr. Summe holds Bachelor of Science and Master of Science degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, respectively, and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania. Mr. Summe is also a Trustee of the Fessenden School and a member of the Singapore-US Business Council.

      G. ROBERT TOD: Age 62; Principal Occupation: Retired Vice Chairman, President and Chief Operating Officer and Director of the CML Group, Inc., a specialty marketing company. Director of PerkinElmer since 1984. Lead Director, Chairman of the Compensation and Benefits Committee and a Member of the Executive and Nominating Committees of the Board of Directors.

      Mr. Tod received a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute in 1961 and a Master of Business Administration degree from Harvard Business School. Mr. Tod is co-founder of the CML Group, Inc. and served as its Vice Chairman, President and Chief Operating Officer from 1969 to his retirement in June 1998. CML Group, Inc. declared bankruptcy on December 18, 1998. Mr. Tod is currently non-executive Chairman of Allagash Brewing Co., and Trustee of Rensselaer Polytechnic Institute. Mr. Tod is a former Director of SCI Systems, Inc., US Trust, Walden Bancorp and Domain Inc. He also previously served as a Trustee of Emerson Hospital, the Middlesex School, the Fenn School and as a Vice President of the Alumni Executive Council of the Harvard Business School.

INFORMATION RELATIVE TO THE BOARD OF DIRECTORS

AND CERTAIN OF ITS COMMITTEES

      A formal Audit Committee of the Board of Directors was created in 1971. The current Committee, which met five times in 2001, is composed of five Directors— Messrs. Lopardo (Chair), Ruettgers, Schmergel and Sicchitano and Ms. Erickson.

      The responsibilities of the Audit Committee are to (1) recommend the particular persons or firm to be employed by the Company as its independent auditor; (2) consult with the persons so chosen to be the independent auditor with regard to the plan of audit; (3) review, in consultation with the independent auditor, its report of audit or proposed report of audit, and the accompanying management letter, if any; (4) consult periodically with the independent auditor with regard to the adequacy of internal controls; (5) review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices that could significantly affect the Company’s financial statements; (6) review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements; (7) meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures; (8) advise the Board of Directors with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations; and (9) evaluate and ensure that the independent auditor is independent and, if the Committee so chooses, to consult with the Chief Financial Officer and the Treasurer and other officers and employees as the Committee may deem appropriate.

      The Board of Directors has determined that the members of the Audit Committee are independent directors, as defined by the Audit Committee charter and the rules of the New York Stock Exchange. The Audit Committee acts under a written charter first adopted and approved on May 18, 2000. A copy of the charter was attached as an appendix to the Company’s 2001 Proxy Statement. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining auditor independence, and believes that the provision of such services is compatible.

Fiscal 2001 Audit Firm Fee Summary

      During fiscal 2001, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

Audit Fees

      Arthur Andersen LLP billed the Company an aggregate of $1,525,205 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the fiscal year ended December 30, 2001.

Financial Information Systems Design and Implementation Fees

      Arthur Andersen LLP did not provide any professional services to the Company and its affiliates for the fiscal year ended December 30, 2001 in connection with the design and implementation of financial information systems.

All Other Fees

      Arthur Andersen LLP billed the Company an aggregate of $2,021,617 in fees for other services rendered to the Company and its affiliates for the fiscal year ended December 30, 2001, primarily related to the following:

•	Acquisitions and divestitures;

•	Tax compliance and consulting; and

•	Financing and leasing transactions.

Report of the Audit Committee

      The Audit Committee has:

•	reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 30, 2001;

•	discussed with Arthur Andersen LLP, the Company’s independent auditor, the matters required to be discussed by Statement on Accounting Standards 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•	received and reviewed the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and discussed with the independent auditor the auditor’s independence; and

•	based on the review and discussions referred to above, recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2001 for filing with the Securities and Exchange Commission.

      By the Audit Committee of the Board of Directors:

Nicholas A. Lopardo, Chairman
Tamara J. Erickson
Michael C. Ruettgers
Gabriel Schmergel
Kenton J. Sicchitano

      The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by the Company in any such filing.

Other Committees

      The Compensation and Benefits Committee of the Board of Directors (formerly known as the Compensation, Stock Option and Employee Benefit Plans Committee), which met six times in 2001, is composed of four Directors — Messrs. Tod (Chair), Lopardo and Sicchitano and Ms. Erickson. The Committee reviews and approves the salaries and incentive compensation of the Company’s Chairman of the Board, Chief Executive Officer, President, and other corporate officers. The Committee also reviews and approves the management incentive plans of the Company and its subsidiaries, administers the stock option plans adopted by the Company, reviews the investment of funds held in the Company’s employee benefit plans and reviews and approves such other employment and compensation matters as it deems necessary and proper.

      The Corporate Governance Committee of the Board of Directors, which met twice in 2001, is composed of five Directors — Messrs. Hansen (Chair), Keane, Lopardo and Summe and Ms. Erickson. The Committee examines and defines the Board of Directors’ role in corporate governance, formulates policy to address shareholder concerns, and formulates guidance for management action, to deal with evolving social issues, both internal and external to the organization.

      The Nominating Committee of the Board of Directors, which met three times in 2001, is composed of five Directors — Messrs. Ruettgers (Chair), Hansen, Keane, Schmergel and Tod. The Committee establishes criteria for nomination or renomination of persons to serve as Directors, develops procedures for the nomination or renomination process, and identifies and recommends candidates for nomination to the Board of Directors. Any stockholder desiring to submit a candidate for consideration by the Nominating Committee should send sufficient biographical data and background information concerning the candidate to enable a proper judgment as to the candidate’s qualifications, together with any other relevant information, to: Chairman of the Nominating Committee, c/o PerkinElmer, Inc., 45 William Street, Wellesley, MA 02481.

      The Executive Committee of the Board of Directors did not meet in 2001. It is composed of three Directors — Messrs. Summe (Chair), Hansen and Tod. The Committee, which acts as needed during intervals between Board meetings, has been delegated all the powers of the Board except those powers which by law, the Restated Articles of Organization or the By-Laws of the Company, the Board of Directors is prohibited from delegating.

      With the exception of the Executive Committee and the Corporate Governance Committee, all Committees of the Board of Directors are comprised exclusively of non-employee Directors.

Meetings

      The Board of Directors met six times in 2001. All Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees of the Board on which they respectively served.

Director Compensation

      Directors who are employees of the Company receive no additional compensation for their services as Directors. Directors who are not employees of the Company are paid an annual retainer fee of $12,000, plus $1,000 for each meeting of the Board they attend. Additionally, the Chairs of the Audit, Compensation and Benefits, Corporate Governance and Nominating Committees receive $4,000 per year and the other non-employee members of these Committees receive $3,000 per year. In addition, all non-employee members of these Committees receive $1,000 for each Committee meeting they attend unless the Committee meeting is held on the same day as a Board of Directors’ meeting, in which case the Committee member receives $500.

      The non-employee Directors receive an annual grant of Common Stock, with a pro-rated number of shares issued to Directors who served for only a portion of the year. The grant of Common Stock in 2001 was 1,600 shares. Shares are issued in January of each year to all Directors serving at that time. The number of shares to be awarded is periodically reviewed and adjusted. In addition, non-employee Directors receive an annual stock option grant valued at approximately $24,000 using the Black-Scholes valuation model. The Lead Director (currently, Mr. Tod) also receives an additional stock option grant valued at approximately $16,000. New Directors receive an initial stock option grant of 10,000 shares, subject to periodic review and adjustment. Options granted to Directors vest in three equal installments over a three-year period and have a seven-year exercise term. Directors may defer compensation in the form of fees and grants of Common Stock into the Company’s Deferred Compensation Plan.

      Directors are required to own PerkinElmer stock in the dollar amount of at least five times the annual Director’s retainer fee. The stock ownership requirement is expected to be met within two years of a Director’s appointment to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table identifies the only persons known to the Company to be beneficial owners of five percent or more of the outstanding shares of Common Stock as of February 1, 2002. The information in this table and the footnotes is taken from a Schedule 13G filed on February 15, 2002 by Putnam Investments, LLC, a Schedule 13G filed on February 22, 2002 by Stonington Capital Appreciation 1994 Fund, L.P. and a Schedule 13G filed on February 13, 2002 by Janus Capital Corporation.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership(1)	of Class

Putnam Investments, LLC	10,741,208(2)	8.7%
One Post Office Square
Boston, MA 02109

Stonington Capital Appreciation 1994 Fund, L.P.	9,609,554(3)	7.8%
Stonington Partners, Inc.
Alexis P. Michas
c/o Stonington Partners, Inc.
767 Fifth Avenue, 48th Floor
New York, NY 10153

Janus Capital Corporation	8,690,660(4)	7.0%
Thomas H. Bailey
c/o Janus Capital Corporation
100 Fillmore Street
Denver, CO 80206

NOTES

(1)	There are no shares included with respect to which such persons have a right to acquire beneficial ownership.

(2)	The Schedule 13G filed by Putnam Investments, LLC on behalf of two of its subsidiaries states that Putnam Investment Management, LLC has shared dispositive power over 8,858,469 shares and The Putnam Advisory Company, LLC has shared dispositive power over 1,882,739 shares. Both of the Putnam subsidiaries are registered investment advisers, and have dispository power over the shares in their capacity as investment managers. The trustees of Putnam’s mutual funds have voting power over the shares held by each such fund, and The Putnam Advisory Company LLC has shared voting power over the shares held by institutional clients.

(3)	The Schedule 13G filed by Stonington Capital Appreciation 1994 Fund, L.P. (the “Fund”) states that it owns 9,609,554 shares. Stonington Partners, Inc. has dispositive power over the shares held by the Fund except to the extent of its pecuniary interest therein. Stonington Partners, Inc. disclaims beneficial ownership of the shares. Mr. Michas is a director of Stonington Partners, Inc. Mr. Michas disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(4)	The Schedule 13G filed by Janus Capital Corporation states that it has sole voting power and sole dispositive power over 8,690,660 shares. Janus Capital Corporation acts as an investment adviser and manages accounts that have the right to receive all dividends from, and the proceeds from the sale of, the securities held in such accounts. No one account holds more than 5% of the class. Thomas H. Bailey, Chairman, President and Chief Executive Officer of Janus Capital Corporation, may be deemed to have the power to direct the voting and dispositive power of Janus Capital Corporation. Mr. Bailey specifically disclaims beneficial ownership of the shares held by Janus Capital Corporation.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table shows the number of shares of Common Stock owned of record or beneficially (including unexercised stock options exercisable within 60 days) on February 1, 2002, (i) by each of the Company’s Directors and nominees for Director individually, (ii) by each of the Company’s executive officers named in the Summary Compensation Table below, and (iii) by all executive officers, Directors, and nominees for Director of the Company as a group. No Director, nominee for Director, or executive officer of the Company owned any equity securities of the Company other than Common Stock on February 1, 2002.

	Amount and Nature
	of Beneficial		Percent
Name	Ownership(1)(2)		of Class

Gregory L. Summe	2,213,492	(3)	1.8%
Robert F. Friel	576,168	(3)	*
John J. Engel	98,267	(3)	*
Richard F. Walsh	484,663	(3)	*
Terrance L. Carlson	250,257	(3)	*
Tamara J. Erickson	26,334		*
Kent F. Hansen	22,970	(3)	*
John F. Keane	14,934		*
Nicholas A. Lopardo	48,686	(3)	*
Alexis P. Michas	9,610,354	(4)	7.7%
Michael C. Ruettgers	55,955	(3)	*
Vicki L. Sato	950		*
Gabriel Schmergel	13,134		*
Kenton J. Sicchitano	3,100		*
G. Robert Tod	53,902		*
All executive officers, Directors, and nominees for Director of the Company as a group, 16 in number, including those listed above	13,625,000	(3)(4)	11.0%

*	Less than 1%

(1)	All information shown above reflects that on April 24, 2001, the Company declared a stock dividend of one share of stock for each share of Common Stock outstanding, payable to all holders of record on May 15, 2001. As a result, the number of shares of Common Stock and options held by each individual doubled.

(2)	Except as otherwise indicated, owners of all shares have sole voting and investment power. The number of shares stated as being owned beneficially includes shares held beneficially by spouses, minor children, and certain trusts; the inclusion of such shares in the Proxy Statement, however, does not constitute an admission that the executive officers, Directors, or nominees for Director are direct or indirect beneficial owners of such shares.

(3)	The amounts shown as beneficially owned by Messrs. Summe, Friel, Engel, Walsh, and Carlson and by all executive officers, Directors, and nominees for Director as a group, include: (i) 1,850,000, 450,000, 3,334, 373,332, 167,336, and 3,044,676 shares, respectively, that are obtainable within 60 days after February 1, 2002 upon exercise of, and payment of the exercise price of, outstanding unexercised stock options; and (ii) 200,000, 70,000, 70,000, 60,000, 60,000 and 500,000 shares, respectively, subject to vesting restrictions. In addition, the amounts shown as beneficially owned by Messrs. Summe, Friel, Engel, Walsh, Carlson, Hansen, Lopardo and Ruettgers and by all executive officers, Directors, and nominees for Director as a group, include 113,492, 53,450, 22,411, 43,440, 20,298, 3,236, 5,272, 2,421, and 264,020 shares, respectively, that are accrued under the PerkinElmer Deferred Compensation Plan and are payable 100% in PerkinElmer stock at the time of distribution.

(4)	Mr. Michas is a director of Stonington Partners, Inc. II, the general partner of Stonington Partners, L.P., and of Stonington Partners, Inc., the management company of Stonington Capital Appreciation 1994 Fund, L.P. The amount shown as beneficially owned by Mr. Michas includes 9,609,554 shares held by Stonington Capital Appreciation 1994 Fund, L.P. Mr. Michas disclaims beneficial ownership of the shares owned by the Stonington entities except to the extent of his pecuniary interest therein.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      The Compensation and Benefits Committee (the “Committee”) of the Board of Directors is composed of four independent outside Directors. The Committee’s report on executive compensation follows.

Overall Philosophy

      The Company’s overall executive compensation philosophy is based on the premise that compensation should be aligned with and support the Company’s business strategy and long-term initiatives, enhance shareholder value and be competitive with that offered by comparable companies. Under the guidance of the Committee, compensation policies have been designed to link executive compensation to the attainment of the Company’s specific short and long term goals. These policies also allow the Company to attract and retain senior executives critical to the long-term success of a global technology organization by providing a competitive compensation package and recognizing and rewarding individual contributions. The key elements of the Company’s executive compensation are base salary, annual incentive awards, stock and stock options.

Base Salary

      Each year, the Committee reviews and establishes the base salary of the Chief Executive Officer based on the Company’s performance, as measured by a combination of factors consisting principally of sales, earnings per share growth, return on equity, cash flow, return on capital, and net income. The Committee also takes into account a comparison to executive compensation in other companies as revealed by an executive compensation survey referred to below. The Committee also reviews, approves or modifies, as deemed appropriate by the Committee, a salary plan recommended by the Chief Executive Officer and the Senior Vice President of Human Resources for the corporate officer positions. This plan, developed by the Human Resources staff, is based on the performance of each such officer while taking into consideration the Company’s performance as measured by the factors described above.

      The Company uses a nationwide executive compensation survey to provide general overall compensation guidance. The survey shows market competitive information for the total compensation for selected officer positions for companies comparable in revenue size to PerkinElmer and in similar high technology sectors. Generally, the compensation levels of PerkinElmer officers are comparable with those holding similar positions within the companies included in the above-mentioned survey.

      In accordance with the Company’s policy to pay competitive salaries, the base salaries of most officers were increased in 2001. Mr. Summe’s salary was increased in January 2001 from $725,000 per year to $850,000 per year.

Incentive Compensation

      The Company’s Performance Incentive Plan (PIP) provides incentive compensation to certain key employees. Mr. Summe and the other executive officers named in the Summary Compensation Table are participants in the PIP. Although the PIP is the primary source of cash incentives for officers, the Committee may award additional incentives to selected officers outside of the PIP in circumstances in which the Committee determines that an additional incentive established on a different basis is appropriate.

      In 2001, the PIP measured Mr. Summe and other senior staff officers (i.e., Finance, Human Resources and Legal) on the basis of growth in earnings per share (EPS) and cash measures. The bonus program for officers and other key employees in the strategic business units (SBU’s) were measured on SBU net operating profit after tax (NOPAT), cash measures, and achievement of goals related to integrating acquisitions and facilitating divestitures. Each participant was assigned a target incentive, expressed as a percentage of base salary ranging between 10% and 100%. The target percentage represents the amount of the incentive award if performance targets are met. The targets are generally based on the performance of the participant’s SBU or strategic business enterprise (SBE). Performance targets for certain officers and other corporate participants are based on consolidated performance. For SBU/ SBE managers and participants, performance targets are based on SBU/ SBE consolidated performance. The actual incentive award is determined by multiplying the target incentive by a formula performance factor based upon actual performance compared to the target performance.

      In 2001, Mr. Summe’s target bonus was 100% of base salary. His target PIP was based on consolidated performance. For 2001, the actual EPS and cash measures exceeded targets. As a result, he received a PIP award of $1,360,000, which represents 160% of his target incentive. In addition, the Board awarded Mr. Summe an additional bonus of $815,000 under the CEO Incentive Plan based on the CEO evaluation by the Compensation Committee of his accomplishments against additional performance measures under three categories: strategic — 40%; operational — 30%; and organizational — 30%.

      In February 2000, the Company provided Mr. Summe with a full recourse interest free loan of $875,000, which included a forgiveness feature whereby the loan would be forgiven based on Mr. Summe meeting or exceeding significant performance goals. The loan was forgiven on December 31, 2001 based upon the Company having exceeded the performance goal of 50% growth in EPS over 1999 in two years or less (adjusted for the impact of acquisitions and divestitures).

Stock Options

      Many studies indicate a correlation between employee stock ownership and Company performance. Under the Company’s stock option plans, the Committee grants stock options to the Company’s senior executives following established guidelines. These guidelines are based primarily on competitive industrial practice as revealed by a long-term executive compensation survey covering a large number of public companies in a variety of industries in which the Company participates. The survey data show that a typical stock option award is a multiple of base salary. The Committee uses the Black-Scholes option pricing method as the basis for determining the value of option grants. This method takes into consideration a number of factors, including the stock’s volatility, dividend rate, option term, and interest rates to estimate the option’s present value.

      Mr. Summe was granted a multi-year option grant of 900,000 shares in April 2001, which was adjusted to 1,800,000 shares after giving effect to the two-for-one stock split effective June 1, 2001. This grant was subject to a six-year cliff vesting schedule, with a special provision for accelerated vesting based on the Company meeting or exceeding significant performance goals, as described in Footnote (3) to the “Option Grants in Last Fiscal Year” table on Page 20.

Stock Ownership Program by Officers

      The Committee has determined that in order to further align management and shareholder interests, PerkinElmer stock ownership by PerkinElmer officers should be significant relative to each officer’s base salary. The market value of PerkinElmer stock expected to be owned by the Company’s officers is as follows:

CEO	2 times base salary
President and COO	1 1/2 times base salary
Senior Vice Presidents	1 1/2 times base salary
Other Officers	1 times base salary

      Officers are expected to attain these ownership levels within four years after their election or appointment to the specified officer position.

Section 162(m)

      Section 162(m) of the Internal Revenue Code generally limits the deductibility of public companies of annual compensation for certain officers to $1 million. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the general intention of the Committee to attempt to structure performance based compensation to executive officers who may be subject to Section 162(m), where appropriate, in a manner that satisfies the statute’s requirements. However, in order to retain necessary flexibility to enable the Company to meet its objectives, the Committee reserves the right to use its judgment to authorize compensation payments which may be subject to the limits when the Committee believes such payments are appropriate. Given the uncertainties as to the application and interpretation of the statute and regulations thereunder, no assurance can be given that the compensation intended by the Committee to satisfy the requirements will do so. The Committee will review its policy concerning Section 162(m) on a year-by-year basis.

      By the Compensation and Benefits Committee of the Board of Directors:

G. Robert Tod (Chairman)
Tamara J. Erickson
Nicholas A. Lopardo
Kenton Sicchitano

STOCK PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total shareholder return on the Company’s Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Technology-500 Index for the five fiscal years from December 29, 1996 to December 30, 2001.

Comparison of Five-Year Cumulative Total Return*

PerkinElmer, Inc. Common Stock, S&P Composite-500 and
S&P Technology-500 Indices

TOTAL RETURN TO SHAREHOLDERS

REINVESTED DIVIDENDS

	29-Dec-96	28-Dec-97	3-Jan-98	2-Jan-99	31-Dec-00	30-Dec-01

PerkinElmer Inc.	$100	$99	$140	$213	$542	$372

S&P 500®	$100	$126	$168	$203	$185	$165

S&P® 500 Technology Index	$100	$118	$213	$372	$224	$174

*	Assumes that the value of the investment in PerkinElmer, Inc. Common Stock and each index was $100 on December 29, 1996, and that all dividends were reinvested.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the annual and long-term compensation for services to the Company for the 1999, 2000, and 2001 fiscal years of (i) the Company’s chief executive officer during 2001, and (ii) the other four most highly compensated executive officers of the Company for 2001, all of whom were serving as executive officers as of December 30, 2001.

Summary Compensation Table (1)

	Annual Compensation				Long-Term Compensation

					Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation(3)	Award(s)(4)	Options	Compensation(5)
Name and Principal Position	Year	($)	($)(2)	($)	($)	(#)	($)

Gregory L. Summe	2001	860,959	2,175,000	67,227	—	1,800,000	1,783,982
Chairman of the Board,	2000	713,469	2,250,000	93,215	991,250	950,000	97,632
Chief Executive Officer	1999	607,681	1,250,000	135,849	681,225	900,000	709,856
and President

Robert F. Friel	2001	401,934	600,000	—	—	700,000	13,200
Senior Vice President &	2000	345,971	612,000	—	396,500	300,000	167,535
Chief Financial Officer	1999	278,645	350,000	—	710,725	400,000	607,194

John J. Engel	2001	370,348	450,000	74,504	—	600,000	95,310
Executive Vice President	2000	296,842	475,000	—	396,500	300,000	5,635
and President Life	1999	190,386	284,000	—	277,490	200,000	351,739
Sciences SBU

Richard F. Walsh	2001	334,826	430,000	—	—	450,000	10,890
Senior Vice President,	2000	288,465	363,000	—	396,500	300,000	12,167
Human Resources	1999	249,990	310,000	—	272,490	80,000	113,561

Terrance L. Carlson	2001	342,460	365,000	—	—	400,000	11,088
Senior Vice President,	2000	311,345	353,000	—	396,500	100,000	63,754
General Counsel and Clerk	1999	166,147	300,000	—	298,690	200,000	226,256

NOTES

(1)	All information shown above reflects that on April 24, 2001, the Company declared a stock dividend of one share of stock for each share of Common Stock outstanding, payable to all holders of record on May 15, 2001. As a result, the number of shares of Common Stock and options held by each individual doubled, and the exercise price of outstanding stock options was reduced by half.

(2)	This represents the amount of the declared awards under the Company’s PIP and CEO Incentive Plan. Mr. Summe’s 2001 bonus includes two components. A $1,360,000 award was granted under the PIP and an additional $815,000 award was granted under the CEO Incentive Plan.

(3)	With the exception of Mr. Summe and Mr. Engel, other annual compensation did not in the aggregate exceed the lesser of $50,000 or 10 percent of the total of annual salary and bonus reported in this table for any named executive officer. Benefits for Mr. Summe in 2001 included a car allowance, Company furnished transportation services, and a financial planning allowance, valued at, respectively, $25,000, $22,225 and $20,000. Benefits for Mr. Summe in 2000 and 1999 included $68,215 and $110,849, respectively, of mortgage interest differential payments provided to Mr. Summe for his relocation to a higher cost housing region and additional amounts to gross-up the differential payments for taxes as well as a car allowance of $25,000 in both years. Benefits for Mr. Engel include $45,004 of mortgage interest differential payments provided for his relocation to Massachusetts at the Company’s request and additional amounts to gross-up the differential payments for taxes.

(4)	As part of the Corporate Officer’s Long Term Incentive Program, on January 7, 2000, Messrs. Summe, Friel, Engel, Walsh and Carlson received 50,000, 20,000, 20,000, 20,000 and 20,000 shares, respectively, of restricted stock on a post-split basis. The Program is intended to motivate corporate officers to meet aggressive performance targets, and the restricted stock vests on the seventh anniversary of issuance or upon a change in control. Vesting would accelerate on meeting or exceeding the performance targets of three consecutive years of 15% growth in Earnings Per Share (EPS) or 50% growth in EPS in either 2000 or 2001 (adjusted for the impact of acquisitions and divestitures) from the base year of 1999. The performance measure of 50% growth in EPS over two years or less was exceeded in 2001. In exchange for having elected in 2000 to further defer the vesting of these shares so that they vest in two equal installments on December 31, 2002 and December 31, 2003, Messrs. Friel, Engel, Walsh and Carlson each received a grant of restricted shares equal to the initial grant (and Mr. Summe received a grant of double the number of his original grant) in January 2002. These additional restricted shares vest in three equal installments on December 31, 2003, December 31, 2004, and December 31, 2005. As of the end of fiscal 2001, Messrs. Summe, Friel, Engel, Walsh, and Carlson held 50,000, 20,000, 20,000, 20,000 and 20,000 shares, respectively, of restricted stock, which had an aggregate value at fiscal year end of $1,787,000, in the case of Mr. Summe, and $714,800 each for Messrs. Friel, Engel, Walsh and Carlson. Dividends are paid on all restricted shares.

(5)	The amounts reported in this column for 2001 for Messrs. Summe, Friel, Engel, Walsh and Carlson include $5,610 as the Company’s contribution to the PerkinElmer, Inc. Savings Plan for each of the aforementioned executives. The Company also maintains a 401(k) Excess Plan whereby an amount equal to the Company matching contribution that was limited due to the compensation limit under the PerkinElmer, Inc. Savings Plan is contributed to each executive’s Deferred Compensation Plan account. The amounts contributed for Messrs. Summe, Friel, Engel, Walsh and Carlson and reflected in this column are $22,440, $7,590, $7,590, $5,280 and $5,478, respectively. In addition, Mr. Summe’s interest free loan of $875,000 was forgiven on December 31, 2001 when the performance target of 50% EPS growth in two years or less was exceeded. The loan forgiveness of $875,000 and the foregone interest related to this loan and the gross-up for taxes for the loan forgiveness and foregone interest totaling $880,932, are represented in this column. Mr. Summe was provided with a full recourse interest free loan of $1,592,500 in January 2002. This loan was structured with a forgiveness feature whereby the loan would be forgiven based on the Company meeting the performance targets described in Footnote (3) to the “Option Grants in Last Fiscal Year” table on page 20. This column also includes relocation expenses paid to Mr. Engel of $70,327. In connection with his relocation, Mr. Engel was provided with a full recourse interest free loan of $250,000, which was structured with a forgiveness feature whereby the loan would be forgiven based upon the Life Sciences SBU meeting the performance targets described in Footnote (4) to the “Option Grants in Last Fiscal Year” table on page 20, the death or disability of Mr. Engel, a change in control of the Company, or December 31, 2003. The forgone interest (including gross-up for taxes) totaling $11,783, associated with Mr. Engel’s loan is represented in this column.

PENSION PLANS

Employees Retirement Plan

      The Company and its subsidiaries maintain several retirement plans for the benefit of their employees. All executive officers, including the CEO and the four highest compensated executive officers named in the Summary Compensation Table above, participate in the PerkinElmer, Inc. Employees Retirement Plan (the “Retirement Plan”). The Retirement Plan, which was closed to new participants as of January 31, 2001, has the following principal features.

      Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85 percent of the participant’s Final Average Earnings (the average of the employee’s base salary for the five consecutive highest-salaried years out of the last ten years of credited service with the Company) multiplied by the number of years of credited service with the Company plus 0.75 percent of the excess of such earnings over the Social Security Tax Base multiplied by the number of years of credited service (not in excess of 35) with the Company. The maximum benefit payable from the Retirement Plan for 2001 is $140,000.

      All employees of the Company who participate in the Retirement Plan are required either to complete five years of service or to reach their normal retirement date, whichever is first to occur, before they have a vested interest in the Retirement Plan.

Supplemental Executive Retirement Plan

      In addition to the Retirement Plan described above, the Company has created the PerkinElmer, Inc. Supplemental Executive Retirement Plan (the “Supplemental Plan”), which provides additional benefits for certain executive officers. Officers previously designated by the Board of Directors are eligible to receive benefits under the Supplemental Plan when they have completed five years of service and reached 55 years of age while employed by the Company. In the event of a change of control as defined in the Supplemental Plan, however, participants in the Supplemental Plan are eligible to receive benefits regardless of age or years of service. If a participant dies prior to attaining age 55, but after the completion of five years of service, the participant’s eligible spouse is entitled to receive a benefit in the form of 50 percent of the benefit the participant would have received upon attaining age 55 commencing on the date the participant would have attained age 55.

      During 2001, the Company recognized $1,181,613 as an expense and $307,357 as income for the Supplemental Plan and made payments to retired officers and beneficiaries in the amount of $1,372,613. While the Company is not required to fund the Supplemental Plan, effective April 6, 1989, the PerkinElmer, Inc. Non-Qualified Benefit Trust Agreement (the “Trust”) was established by and between the Company and Mellon Bank, NA. As of December 31, 2001, the Trust had a balance of $7,986,945. The purpose of the Trust is to provide greater assurance of the receipt of Supplemental Plan benefits. Amounts held in the Trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency or bankruptcy.

      The Supplemental Plan is administered by the Compensation and Benefits Committee of the Board of Directors. The Board of Directors may amend or terminate the Supplemental Plan at any time; however, such amendment or termination shall not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant. The Supplemental Plan was closed to new participants effective July 1, 2000.

      The Supplemental Plan provides an annual benefit payable at retirement equal to:

(a) 0.85 percent of average total compensation (as defined below) for each year of credited service, plus 0.75 percent of average total compensation in excess of the Social Security Tax Base for each year of credited service limited to 35 years; less,

(b) 100 percent of the participant’s benefit accrued at date of termination and payable at normal retirement age under the Retirement Plan; plus,

(c) the reduction, if any, to the early retirement benefit payable under the Retirement Plan due to the limitations as set forth in Section 415(b) of the Internal Revenue Code of 1986.

      The benefit payable under the Supplemental Plan, however, shall in no event be less than (c) above.

      No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment).

PENSION PLAN TABLE(1)(2)

ANNUAL ESTIMATED BENEFITS PROVIDED BY
THE COMBINED PERKINELMER, INC. EMPLOYEES RETIREMENT PLAN AND
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Final	Years of Service
Average
Earnings	15	20	25	30	35

$3,500,000	$835,814	$1,114,418	$1,393,023	$1,671,627	$1,950,232
2,500,000	595,814	794,418	993,023	1,191,627	1,390,232
1,500,000	355,814	474,418	593,023	711,627	830,232
1,000,000	235,814	314,418	393,023	471,627	550,232
900,000	211,814	282,418	353,023	423,627	494,232
800,000	187,814	250,418	313,023	375,627	438,232
700,000	163,814	218,418	273,023	327,627	382,232
600,000	139,814	186,418	233,023	279,627	326,232
500,000	115,814	154,418	193,023	231,627	270,232
450,000	103,814	138,418	173,023	207,627	242,232
400,000	91,814	122,418	153,023	183,627	214,232
350,000	79,814	106,418	133,023	159,627	186,232
300,000	67,814	90,418	113,023	135,627	158,232
250,000	55,814	74,418	93,023	111,627	130,232
225,000	49,814	66,418	83,023	99,627	116,232
200,000	43,814	58,418	73,023	87,627	102,232
175,000	37,814	50,418	63,023	75,627	88,232
150,000	31,814	42,418	53,023	63,627	74,232
125,000	25,814	34,418	43,023	51,627	60,232
100,000	19,814	26,418	33,023	39,627	46,232

NOTES

(1)	For the purpose of calculating the amounts shown in the above table, it is assumed that the participants in the specified ranges retired on December 31, 2001, and at age 65, and that all payments were made on a straight life annuity basis. These payments are not subject to any deduction for Social Security benefits.

(2)	Messrs. Summe, Friel, Engel, Walsh and Carlson have 4, 3, 3, 4 and 3 years of credited service, respectively, under each of the Retirement Plan and the Supplemental Plan as of January 1, 2002. Compensation covered under the Retirement Plan is limited to $170,000 for 2001. Compensation covered under the Supplemental Plan includes the salary and bonus shown in the Summary Compensation Table.

Employment and Other Agreements

      Compensation in the form of salary to Mr. Summe is paid pursuant to a three-year employment agreement with the Company dated January 8, 1998, as amended November 5, 1999 and March 3, 2000, which automatically renews for successive three-year intervals, and which provided for a minimum annual payment in 2001 of $850,000. Compensation in the form of salary to Messrs. Friel, Engel, Walsh and Carlson is paid pursuant to one-year employment agreements with the Company dated November 18, 1999, December 1, 1999, July 29, 1999 and June 1, 1999, respectively, which automatically renew for successive one-year intervals, and which provided for minimum annual payments in 2001 of $400,000, $400,000, $330,000, and $336,000, respectively.

      All of the employment agreements with the named executive officers contain provisions that provide that, in the event of a change in control of the Company, the employment term shall be extended for a period of three years from the date of the change in control. Following a change in control, if the executive is terminated without “cause” or resigns for “good reason” (each as defined in the agreement), the executive is entitled to receive a severance payment equivalent to three years of base salary plus bonuses and continuation of certain benefits for three years from the date of termination. In addition, the executive is entitled to receive a “gross-up payment” (as defined in the agreement) for any excise tax due on account of any such payments, whether payable under the agreement or otherwise, plus any additional excise tax and income tax occasioned by the gross-up payment itself.

      Generally, a change in control will be deemed to have occurred in any of the following circumstances:

(1) 20% or more of the outstanding voting stock of the Company is acquired by any person or entity;

(2) the “Continuing Directors” (as defined in the agreement) do not constitute a majority of the board;

(3) a business combination involving the Company or the sale or disposition of all or substantially all of the assets of the Company, in which (a) the voting securities of the Company outstanding immediately prior thereto would represent 50% or less of the voting securities of the resulting or acquiring entity or (b) any person or entity newly owns 20% or more of the resulting or acquiring entity; or

(4) the complete liquidation or dissolution of the Company is approved by the stockholders of the Company.

      All of the employment agreements with the named executive officers, with the exception of Mr. Summe, provide that upon termination initiated by the Company without cause and with one year’s notice, apart from a change in control, the executive would be entitled to continuation of his salary, bonus, and employee benefits for one year from the date of termination. The employment agreement with Mr. Summe provides that he would be entitled to the continuation of his salary, bonus, and employee benefits for three years from the date of termination.

Option Grants

      The following table sets forth information on grants made in 2001 of stock options to the officers identified in the Summary Compensation Table. No stock appreciation rights were granted during the last fiscal year.

Option Grants in Last Fiscal Year (1)

						Grant Date
	Individual Grants					Value

		Percent of
		Total Options
	Number of Securities	Granted to		Exercise		Grant Date
	Underlying Options	Employees in	Date of	Price Per	Expiration	Present
Name	Granted	Fiscal Year	Grant	Share(2)	Date	Value(6)

Gregory L. Summe	1,800,000(3)	19%	04/25/01	$30.86	04/24/11	$19,713,985
Robert F. Friel	700,000(3)	7%	04/25/01	$30.86	04/24/11	$7,666,550
John J. Engel	600,000(4)	6%	04/25/01	$30.86	04/24/11	$6,571,328
Richard F. Walsh	450,000(3)	5%	04/25/01	$30.86	04/24/11	$4,928,496
Terrance L. Carlson	100,000(5)	1%	01/05/01	$44.33	01/04/08	$1,573,272
	300,000(3)	3%	04/25/01	$30.86	04/24/11	$3,285,664

(1)	All information shown above reflects that on April 24, 2001, the Company declared a stock dividend of one share of stock for each share of Common Stock outstanding, payable to all holders of record on May 15, 2001. As a result, the number of shares of Common Stock and options held by each individual doubled, and the exercise price of outstanding stock options was reduced by half.

(2)	The exercise price is equal to the fair market value of the Common Stock as determined by the average of the high and low price on the New York Stock Exchange on the date of grant.

(3)	Options granted by the Company on April 25, 2001 to Messrs. Summe, Friel, Walsh and Carlson are performance based options that vest on the sixth anniversary of the grant date, with a 10 year term. Vesting is accelerated if either of the following targets is met: (i) 15% growth in earnings per share, adjusted for the impact of acquisitions and divestitures (“EPS”), for three consecutive periods of four calendar quarters (each a “One Year Period”), or (ii) EPS in a One Year Period ending no later than the end of the second fiscal quarter of 2003 is at least 50% higher than EPS for the One Year Period ending with the end of the second fiscal quarter in 2001. Upon death or total disability, the unvested stock options become 100% vested, and the optionee or estate has one year or, if earlier, the scheduled “Last Date to Exercise” to exercise vested options; upon retirement at a Company-recognized retirement age, the optionee has the earlier of three years from the date of retirement or the scheduled “Last Date to Exercise” to exercise vested options; upon termination of employment all further vesting stops and all unvested options are cancelled; upon change in control all unvested options become 100% vested.

(4)	Options granted by the Company to Mr. Engel in 2001 will vest on the sixth anniversary of the grant date, with a ten year term. Vesting will be accelerated if either of the following performance targets is met: (i) Net operating profit after tax for the Life Sciences SBU (adjusted for the impact of acquisitions and divestitures and extraordinary items) (“Life Sciences NOPAT”) grows by at least 35% per year for three consecutive One Year Periods over base year 2000, or (ii) Life Sciences NOPAT for any One Year Period ending after the second calendar quarter of 2001 and prior to the second anniversary of the grant date is at least $90 million. Upon death or total disability, the unvested stock options become 100% vested, and the optionee or estate has one year or, if earlier, the scheduled “Last Date to Exercise” to exercise vested options; upon retirement at a Company-recognized retirement age the optionee has the earlier of three years from the date of retirement or the scheduled “Last Date to Exercise” to exercise vested options; upon termination of employment all further vesting stops and all unvested options are cancelled; upon change in control all unvested options become 100% vested.

(5)	The options granted by the Company on January 5, 2001 to Mr. Carlson are for 100,000 shares that vest equally over three years, rounded to the nearest whole share, with a seven year term. Upon death or total disability, the unvested stock options become 100% vested, and the optionee or estate has one year or, if earlier, the scheduled “Last Date to Exercise” to exercise vested options; upon retirement at a Company-recognized retirement age the optionee has the earlier of three years from the date of retirement or the scheduled “Last Date to Exercise” to exercise vested options; upon termination of employment all further vesting stops and all unvested options are cancelled; upon change in control all unvested options become 100% vested.

(6)	The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The assumptions used for the grants issued during 2001 included expected market volatility of 45.58%, a 5.14% risk-free rate of return, a 1.88% dividend yield, and a 6 year expected life.

Option Exercises and Fiscal Year End Values

      The following table sets forth information with respect to option exercises during 2001 and the number and value of unexercised options to purchase the Company’s Common Stock held by the officers named in the Summary Compensation Table at the end of fiscal year 2001. No stock appreciation rights were exercised during fiscal year 2001 or were outstanding at the end of fiscal year 2001.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values(1)

			Number of Securities Underlying	Value of Unexercised In-
	Shares		Unexercised Options at Fiscal	The-Money Options at
	Acquired on	Value	Year-End(#) Exercisable/	Fiscal Year-End($)
Name	Exercise(#)	Realized(2)	Unexercisable	Exercisable/Unexercisable(3)

Gregory L. Summe	300,000	$5,834,175	1,850,000/1,800,000	34,578,750/8,352,000
Robert F. Friel	250,000	$6,217,283	316,668/833,332	5,057,216/6,085,472
John J. Engel	65,000	$2,214,544	68,334/966,666	1,477,723/8,928,152
Richard F. Walsh	—	—	346,666/516,666	5,697,694/3,495,069
Terrance L. Carlson	66,000	$1,373,351	100,668/533,332	1,907,066/3,807,809

(1)	All information shown above reflects that on April 24, 2001, the Company declared a stock dividend of one share of stock for each share of Common Stock outstanding, payable to all holders of record on May 15, 2001. As a result, each individual’s holdings of Common Stock and stock options doubled, and the exercise price of outstanding stock options was reduced by half.

(2)	Based on the fair market value determined on the date of exercise, less the option exercise price.

(3)	Based on the fair market value (determined by averaging the mean of the high and the low selling price on the New York Stock Exchange) of the Company’s Common Stock on December 28, 2001 ($35.50), less the option exercise price.

CERTAIN TRANSACTIONS

      Patrik Dahlen, a former Senior Vice President of the Company, repaid a performance based, interest free loan in the amount of $437,500 on August 31, 2001.

OTHER MATTERS

      The Board of Directors knows of no other business to be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

SELECTION OF AUDITORS

      On January 16, 2002, the Board of Directors selected the firm of Arthur Andersen LLP, independent public accountants, to act as the Company’s auditor and to audit the books of the Company and its subsidiaries for the Company’s 2002 fiscal year. Arthur Andersen LLP is currently performing these duties and has done so continuously since 1968.

      Representatives of Arthur Andersen LLP are expected to be present at the Meeting, and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, Directors, and 10% stockholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Due to administrative error, Forms 5 timely filed in prior years inadvertently omitted acquisitions of Common Stock pursuant to the Company’s Deferred Compensation Plan in the following amounts and periods: Mr. John J. Engel (59 shares in 2000); Mr. Nicholas A. Lopardo (572 shares in 2000); Mr. Robert F. Friel (149 shares in 2000); Mr. Terrance L. Carlson (59 shares in 2000); Mr. Gregory L. Summe (149 shares in 2000); Mr. Richard F. Walsh (4,977 shares in 1999 and 1,529 shares in 2000); Mr. Kent F. Hansen (5 shares in 2000); and Mr. Robert A. Barrett (492 shares in 1999 and 157 shares in 2000). These acquisitions were reported on the Forms 5 filed for such persons for 2001. In each instance, the omitted acquisitions of Common Stock resulted from (i) the reporting person’s election to defer stock and/or compensation received by such person into the Company’s Deferred Compensation Plan and/or (ii) the reinvestment of dividends paid on the reporting person’s holdings in the Company’s Deferred Compensation Plan. In addition to the foregoing, Mr. Lopardo inadvertently failed to file a Form 4 reporting his acquisition of 270 shares of Common Stock in October 2000. The acquisition of such shares by Mr. Lopardo was reported on the Form 5 filed for him for 2001. Except for the foregoing, based on a review of the copies of such reports and written representations from the Company’s executive officers and Directors, the Company believes that during 2001 its executive officers, Directors, and 10% stockholders have complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

FOR 2003 MEETING

      In order to be considered for addition to the agenda for the 2003 Annual Meeting of Stockholders and to be included in the Proxy Statement and form of proxy, stockholder proposals should be addressed to the Clerk of the Company and must be received at the Corporate Offices of PerkinElmer no later than December 2, 2002.

      Stockholders who wish to make a proposal at the 2003 Annual Meeting — other than one that will be included in the Company’s proxy materials — should notify the Company no later than February 17, 2003. If a stockholder who wishes to present a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors

Terrance L. Carlson, Clerk

Wellesley, Massachusetts

April 1, 2002

      The Annual Meeting of PerkinElmer, Inc. stockholders will be held at 10:30 A.M. on Tuesday, April 23, 2002, at the Sheraton Needham Hotel in Needham, Massachusetts.

      The Sheraton Needham Hotel is located at 100 Cabot Street, just off Route 128 (I-95) at Exit 19A (see directions below). It is 10 miles from downtown Boston and 12 miles from Logan Airport. The hotel offers ample free parking and shuttle service to Boston and Logan Airport. For more information, the hotel can be reached by phone at (781) 444-1110, by fax at (781) 455-8617 or at www.sheratonneedham.com.

From Logan Airport:

      As you are leaving the airport, follow the signs for Boston/ Sumner Tunnel. You want to go through the tunnel. Once you are through the tunnel follow the signs to Rte. 3 South and the Mass Pike. Take Rte. 3 South. From Rte. 3 take the exit for Mass Pike West. After traveling roughly 4 miles on the Mass Pike West you will have to pay a toll of 50 cents. From the Mass Pike you will take the exit for I-95/ Rte. 128 South. You will have to pay another toll of 50 cents when exiting the Mass Pike. Follow I-95/ Rte. 128 South to Exit 19A/ Highland Ave.-Newton Highlands. This exit will bring you back over the highway. Turn right at the Ground Round Restaurant. Take immediate left at Cabot St. Follow signs to main entrance.

From Rte. 128 (I-95) North or South:

      Take Exit 19A. This will put you on Highland Ave., heading East. Follow Highland Ave. to 1st set of stop lights. Take right onto 2nd Ave. Take first right off of 2nd Ave. at the Sheraton Needham Hotel sign. Follow driveway to hotel. Parking garage will be on your right.

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

PROXY

PerkinElmer, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Stockholders April 23, 2002

      The undersigned hereby appoints Gregory L. Summe and Terrance L. Carlson, and each of them, proxies with power of substitution to vote, as indicated below, for and on behalf of the undersigned at the Annual Meeting of Stockholders of PerkinElmer, Inc. (the “Company”), to be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts on Tuesday, April 23, 2002, at 10:30 a.m., and at any adjournment thereof, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

1. ELECTION OF DIRECTORS	Authority to elect 01 Tamara J. Erickson, 02 Nicholas A. Lopardo, 03 Alexis P. Michas, 04 Michael C. Ruettgers, 05 Dr. Vicki L. Sato, 06 Gabriel Schmergel, 07 Kenton J. Sicchitano, 08 Gregory L. Summe, 09 G. Robert Tod for terms of one year each.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

FOLD AND DETACH HERE

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors listed on the reverse side.	Please mark your votes as indicated in this example	☒

The Board Of Directors Recommends a vote FOR Proposal 1

1. Election of Directors (see reverse)

FOR ALL NOMINEES ☐

WITHHELD FROM ALL NOMINEES ☐

FOR except vote withheld from the following nominee(s)

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectus and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent. Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone changes as well as any costs I may incur in printing documents will be my responsibility.	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Signature:                                                      Date:                           Signature:                                                       Date:

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE